Exhibit 99.1

Reata Pharmaceuticals, Inc. Announces Second Quarter 2017 Financial and Operating Results

IRVING, Texas, August 14, 2017 – Reata Pharmaceuticals, Inc. (Nasdaq: RETA) (“Reata” or “the Company”), a clinical-stage biopharmaceutical company, today announced financial results for the second quarter ended June 30, 2017, and provided an update on the Company's business and product development programs.

Financial Highlights

The Company incurred operating expenses of $24.0 million for the quarter ended June 30, 2017, with research and development accounting for $17.9 million.  This compares to operating expenses of $13.8 million for the same period of the year prior, when research and development accounted for $9.1 million.  A net loss of $11.6 million was reported by the Company for the quarter ended June 30, 2017, equating to a loss of $0.52 per share, compared to net loss of $0.9 million or $0.05 per share in the same period of the year prior.

The Company incurred operating expenses of $43.9 million for the six months ended June 30, 2017, with research and development accounting for $32.5 million.  This compares to operating expenses of $26.5 million for the same period of the year prior, when research and development accounted for $18.4 million.  A net loss of $18.7 million was reported by the Company for the six month period ended June 30, 2017, equating to a loss of $0.84 per share, compared to net loss of $1.2 million or $0.07 per share in the same period of the year prior.

Corporate Highlights

As of June 30, 2017, the Company had $65.2 million in cash and cash equivalents.

On August 1, 2017, the Company closed a follow-on underwritten public offering of 3,737,500 shares of its Class A common stock, which included 487,500 shares of its Class A common stock issued pursuant to an option granted to the underwriters, for net proceeds of approximately $108.4 million, after deducting underwriting discounts and commissions and estimated offering expenses.

Product Development Highlights

Reata is a clinical stage biopharmaceutical company focused on identifying, developing, and commercializing product candidates to address serious and life-threatening diseases with few or no approved therapies by targeting molecular pathways that regulate cellular metabolism and inflammation. The Company’s lead product candidates, bardoxolone methyl and omaveloxolone, activate the important transcription factor Nrf2 to restore mitochondrial function, reduce oxidative stress, and resolve inflammation.

Bardoxolone Methyl in Chronic Kidney Disease (CKD) Caused by Alport Syndrome

Reata is enrolling patients in the Phase 3 portion of CARDINAL, a double-blind, randomized, placebo-controlled, multi-center, international trial designed to evaluate the safety and efficacy of bardoxolone methyl in patients with CKD caused by Alport syndrome. The trial will enroll approximately 150 patients randomized evenly to either bardoxolone methyl or placebo. The estimated glomerular filtration rate (eGFR) change will be measured after 48 weeks while the patient is on treatment, or on-treatment eGFR, and again after 52 weeks after the patient has stopped taking the study drug for a four-week withdrawal period, or retained eGFR. Based on guidance from the United States Food and Drug Administration (FDA), the year one retained eGFR benefit data may support accelerated approval under subpart H. After withdrawal, patients will be restarted on study drug with their original treatment assignments and will continue on study for a second year. The second year on-treatment eGFR change will be measured after 100 weeks, and the retained eGFR benefit will be measured after withdrawal of drug for four weeks at week 104. Based upon guidance from the FDA, the year two retained eGFR benefit data may support full approval. Data from year one of CARDINAL are expected to be available during the second half of 2019. In July 2017, Reata received orphan drug designation for bardoxolone methyl for the treatment of Alport syndrome.

Bardoxolone Methyl in Pulmonary Arterial Hypertension associated with Connective Tissue Disease

Reata is enrolling patients in CATALYST, an international, randomized, double-blind, placebo-controlled Phase 3 trial examining the safety, tolerability, and efficacy of bardoxolone methyl in patients with pulmonary arterial hypertension associated with connective tissue disease (CTD-PAH) when added to standard-of-care vasodilator therapy. Patients will be on up to two background therapies and will be randomized 1:1 to bardoxolone methyl or placebo, and the study drug will be administered once daily for 24 weeks. Patients randomized to bardoxolone methyl will start at 5 mg and will dose-escalate to 10 mg at Week 4 unless contraindicated clinically. The primary endpoint of the study is the change from baseline in 6-minute walk distance (6MWD) relative to placebo at Week 24. Secondary endpoints include time to first clinical improvement as measured by improvement in World Health Organization/New York Heart Association functional class, increase from baseline in 6MWD by at least 10%, or decrease from baseline in creatine kinase, which is a surrogate biomarker for muscle injury and inflammation, by at least 10%. The trial will enroll between 130 and 200 patients, with the final sample size determined by a pre-specified, blinded sample size re-calculation based on 6MWD variability and baseline characteristics of the first 100 patients enrolled in the trial. All patients who complete the treatment period are eligible to continue into an extension trial to evaluate the intermediate and long-term safety of bardoxolone methyl. Those patients who had been receiving placebo will be converted to bardoxolone methyl in the extension trial. Data from CATALYST are expected to be available during the second half of 2018. In 2015, the FDA granted our request for orphan drug designation for the treatment of PAH.

Omaveloxolone in Friedreich’s Ataxia (FA)

The Company is screening patients in Part 2 of the Phase 2 MOXIe trial, a double-blind, randomized, placebo-controlled, multi-center, international trial designed to evaluate the safety, tolerability, and efficacy of omaveloxolone in patients with FA. During August 2017, the FDA confirmed that the modified Friedreich’s Ataxia Rating Scale (mFARS) was acceptable as the primary endpoint for Part 2 of the MOXIe trial. The FDA communication was made in response to the Company’s request that the FDA confirm its prior guidance that, depending on the MOXIe trial results, mFARS could be appropriate to support approval of omaveloxolone for FA under Subpart H.  In the recent communication, FDA indicated that it may consider either accelerated or full approval based on the overall results of the trial and strength of the data.  FDA also recommended that the Company extend the treatment duration for Part 2 of the study and add a straightforward patient-reported or performance-based outcome endpoint to the study.

The trial will enroll approximately 100 FA patients randomized evenly to either 150 mg of omaveloxolone or placebo. The primary endpoint of the trial will be the change from baseline in mFARS of omaveloxolone compared to placebo at 48 weeks.  Additional endpoints will include the change from baseline in peak work during maximal exercise testing, Patient Global Impression of Change, and Clinical Global Impression of Change.  The Company plans to randomize the first patient during the second half of 2017.

About Reata Pharmaceuticals, Inc.

Reata is a clinical-stage biopharmaceutical company that develops novel therapeutics for patients with serious or life-threatening diseases by targeting molecular pathways involved in the regulation of cellular metabolism and inflammation.  Reata’s two most advanced clinical candidates (bardoxolone methyl and omaveloxolone) target the important transcription factor Nrf2 to restore mitochondrial function, reduce oxidative stress, and resolve inflammation.

Forward-Looking Statements

This press release includes certain disclosures which contain “forward-looking statements,” including, without limitation, statements regarding the success, cost and timing of our product development activities and clinical trials, our plans to research, develop and commercialize our product candidates, and our ability to obtain and retain regulatory approval of our product candidates.  You can identify forward-looking statements because they contain words such as “believes,” “will,” “may,” “aims,” “plans” and “expects.”  Forward-looking statements are based on Reata’s current expectations and assumptions.  Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to (i) the timing, costs, conduct, and outcome of our clinical trials and future preclinical studies and clinical trials, including the timing of the initiation and availability of data from such trials; (ii) the timing and likelihood of regulatory filings and approvals for our product candidates; (iii) the potential market size and the size of the patient populations for our product candidates, if approved for commercial use, and the market opportunities for our product candidates; and (iv) other factors set forth in Reata’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K, under the caption “Risk Factors.”  The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts

Corporate:
Reata Pharmaceuticals, Inc.

(972) 865-2219

info@reatapharma.com

http://news.reatapharma.com

Investor:

Vinny Jindal

Vice President, Strategy

(855) 55-REATA

ir@reatapharma.com

Media:

Matt Middleman, M.D.

LifeSci Public Relations

(646) 627-8384

matt.middleman@lifescipublicrelations.com

	Three Months ended		Six Months ended
	June 30,		June 30,
	2017	2016	2017	2016
Unaudited Consolidated Statements of Operations	(in thousands, except share and per share data)

Collaboration revenue
License and milestone	$12,365	$12,365	$25,094	$24,730
Other revenue	441	1	444	74
Total collaboration revenue	12,806	12,366	25,538	24,804
Expenses
Research and development	17,901	9,075	32,504	18,381
General and administrative	5,990	4,537	11,163	7,744
Depreciation and amortization	109	179	239	367
Total expenses	24,000	13,791	43,906	26,492
Other income
Investment income	73	28	154	51
Interest expense	(468)	-	(473)	-
Total other income	(395)	28	(319)	51
Loss before provision (benefit) for taxes on income	(11,589)	(1,397)	(18,687)	(1,637)
Provision (benefit) for taxes on income	2	(461)	2	(443)
Net loss	$(11,591)	$(936)	$(18,689)	$(1,194)
Net loss per share—basic and diluted	$(0.52)	$(0.05)	$(0.84)	$(0.07)
Weighted-average number of common shares used in net loss per share basic and diluted	22,365,663	18,562,302	22,358,092	17,274,574

	As of	As of
	June 30, 2017	December 31, 2016
	(unaudited)
	(in thousands)
Condensed Consolidated Balance Sheet Data
Cash and cash equivalents	$65,176	$84,732
Working capital	17,545	27,652
Total Assets	71,320	89,093
Deferred revenue (including current portion)	266,448	291,041
Accumulated deficit	(308,153)	(289,354)
Total stockholders' equity	$(230,308)	$(215,048)

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